EXHIBIT 99 (a)

    CITIZENS SOUTH BANKING CORPORATION AUTHORIZES THE REPURCHASE OF UP TO 10%
                          OF OUTSTANDING COMMON STOCK

      GASTONIA, NC, May 17, 2004 - Citizens South Banking Corporation (Nasdaq:
CSBC) announced today that the Company's Board of Directors authorized the repurchase of up to 815,000 shares, or 10.0%, of the Company's outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

      The Company has completed a repurchase program of 877,235 shares, or approximately 10.0% of the previously outstanding shares, which were authorized by the Company's Board of Directors in October 2003. The Company also completed a repurchase program of 342,200 shares, or approximately 3.8% of outstanding shares in September 2003. This brings the total shares repurchased by the Company to 1,219,435, or approximately 13.5% of the 9,062,727 shares outstanding that were issued in the Company's second-step stock offering that was undertaken in September 2002.

      President and Chief Executive Officer Kim S. Price stated, "We remain committed to our plan to prudently leverage the capital raised in our second step stock offering. This stock repurchase program is an important part of our overall capital management strategy and is one of the available methods to prudently leverage our capital."

      Citizens South Bank was founded in 1904 and has ten offices in three North Carolina counties - Gaston, Rowan, and Iredell, including eight cities - three in Gastonia and one each in Dallas, Mount Holly, Stanley, Salisbury, Rockwell, Statesville, and Mooresville.

      This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2003, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

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